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                           September 1, 2022

       Jonathan Butler
       General Counsel
       Lucid Group, Inc.
       7373 Gateway Blvd
       Newark, CA 94560

                                                        Re: Lucid Group, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed on August 29,
2022
                                                            File No. 333-267147

       Dear Mr. Butler:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Bradley
Ecker at (202) 551-4985 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing